EXHIBIT 10.1

LETTER LOAN AGREEMENT

January 28, 2014

SHARPS COMPLIANCE, INC. OF TEXAS
9220 Kirby Drive, Suite 500
Houston, Texas 77054
Attn:  Diana Precht Diaz, VP/CFO

Dear Ms. Diaz:

Pursuant to our prior discussions, this Letter Loan Agreement (the "Loan Agreement") will serve to set forth the terms of the financing agreement by and between SHARPS COMPLIANCE, INC. OF TEXAS, a Texas corporation (the "Borrower") and [REDACTED], a [REDACTED] state chartered bank  (the "Lender"):

1.                   Loan.  Subject to the terms and conditions set forth in this Loan Agreement and the other agreements, instruments, and documents executed and delivered in connection herewith and pursuant hereto (collectively, together with this Loan Agreement, referred to hereinafter as the "Loan Documents"):

(a)                 Borrowing Base Loan.  Lender agrees to lend to Borrower, and Borrower may borrow from Lender, from time to time, an amount (the "Borrowing Base") equal to the sum of (i) 80% of the net amount of Eligible Accounts (as defined below), plus (ii) 50% of the net amount of Eligible Inventory (as defined below) up to a maximum of up to a maximum of 50% of the outstanding balance of the Borrowing Base; provided, however, the total of such loan  shall not exceed in the aggregate at any one time $3,000,000.00 (the "Loan").  The Loan proceeds will be used by Borrower solely (a) to pay off Borrower's current lender, (b) to fund working capital requirements, (iii) to issue letters of credit, and (iv) for other general corporate purposes.  In the event that, at any time, the aggregate amount of indebtedness outstanding shall exceed the Borrowing Base, Borrower agrees to immediately repay to Lender the amount necessary to cause the outstanding balance of the Loan to be no more than the Borrowing Base.  Provided that Borrower shall comply with the covenants contained in this Loan Agreement and the other Loan Documents, the Loan shall be extended to Borrower until 2 years from the date of this Loan Agreement (the "Termination Date"), at which time all sums advanced hereunder shall be due and payable in full.  Within the limits of this paragraph, Borrower may borrow, repay, and reborrow hereunder in accordance with the terms of this Loan Agreement.  Borrower shall give Lender not less than 2 business days prior notice of each requested advance hereunder, specifying (i) the aggregate amount of such requested advance, and (ii) the requested date of such advance.

(b)                Letter(s) of Credit.  Provided that there is not an uncured Event of Default (as defined below), at the written request of Borrower, Lender shall issue irrevocable commercial or standby letter(s) of credit (the "Letter(s) of Credit"), for the account of Borrower, subject to the following conditions:

(i)             The aggregate face amount of all outstanding Letters of Credit shall not exceed at any one time $500,000.00.

(ii)            The aggregate face amount of all outstanding Letters of Credit (including the amount of the requested Letter of Credit), plus the outstanding balance of the Loan, shall not exceed the lesser of (a) the Borrowing Base, or (b) the principal amount of the Loan.

(iii)            Each Letter of Credit shall have a minimum face amount of $10,000.00 and a maximum face amount of $350,000.00.

(iv)            The expiration date of the requested Letter of Credit shall (a) not exceed 2 years, and (b) be no later than 30 days prior to the Termination Date.  In the event there is an outstanding Letter of Credit on the Termination Date, Borrower shall either cash secure the amount of the Letter of Credit obligation, or Lender shall retain its lien on the Collateral.

(v)             Borrower shall have executed and delivered to Lender a letter of credit application and all other documents required by Lender in connection with the issuance of the Letter of Credit, each of which shall be in form and substance satisfactory to Lender in its sole discretion.

Without limiting any of the foregoing, if, in any case, Borrower does not provide Lender with funds in the amount and on the date necessary to settle Lender's obligation under any draft drawn under any Letter of Credit, Lender shall make, and Borrower shall accept, an advance by Lender to Borrower under the Borrowing Base Loan and this Loan Agreement as of the day and time such drafts are paid by Lender and in the amount of the drafts so paid.  In case of any conflict between the terms of any letter of credit application with respect to any Letter of Credit and the terms hereof, the terms of this Loan Agreement shall control, except to the extent the letter of credit application states that certain specified provisions thereof control, in which case those specified provisions of the letter of credit application shall control.

As used in this Loan Agreement, the term "Eligible Accounts" shall mean an amount equal to the aggregate net invoice or ledger amount owing on all trade accounts receivable for goods sold or leased or services rendered in the ordinary course of business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever and in which Lender has a perfected, first priority lien, after deducting (without duplication):  (a) each such account that is unpaid 90 days or more after the original invoice date thereof, (b) any account which by its terms is payable more than 60 days from the invoice date, (c) the amount of all returns, discounts, allowances, rebates, credits and adjustments to such accounts, (d) that portion of any account which constitutes a pre-billing or a "billed and hold," or a credit memo balance, service charge, or finance charge, together with the amount of all contra accounts or accounts subject to setoffs, claims, defenses, disputes, or counterclaims asserted by or available to the account debtors, (e) all accounts with respect to which goods have not been delivered are placed on consignment, or subject to a guaranteed sale or other terms by reason of which payment by the account debtor may be conditional, (f) that portion of any account which represents interim or progress billings, all accounts with respect to which a payment and/or performance bond has been furnished, and that portion of any accounts billed for or representing retainage, if any, until all prerequisites to the immediate payment of such accounts have been satisfied, (g) all accounts owing by account debtors for which there has been instituted a proceeding in bankruptcy or reorganization under the United States Bankruptcy Code or other law, whether state or federal, now or hereafter existing for relief of debtors, (h) all accounts owing by affiliates, subsidiaries, or employees, (i) any account that is owed by an account debtor which is a creditor or supplier of Borrower, (j) all accounts in which the account debtor is any state or municipal government, a Native American sovereign nation, the United States government, or any department, agency, or instrumentality of the United States, except to the extent an acknowledgment of assignment to Lender of such account in compliance with the Federal Assignment of Claims Act and other applicable laws has been received by Lender, (k) all accounts due by any account debtor whose principal place of business is located outside the United States of America and its territories, unless covered by credit insurance or a letter of credit acceptable to Lender, (l) all accounts subject to any provisions prohibiting assignment or requiring notice of or consent to such assignment, (m) that portion of all account balances owing by any single account debtor which exceeds 20% % of the aggregate of all accounts owing by all account debtors, provided, however, Lender will allow a 30% concentration limit for [REDACTED], and (n) any other accounts deemed unacceptable by Lender in its reasonable discretion; provided, however, if more than 20% of the then balance owing by any single account debtor does not qualify as an Eligible Account under the foregoing provisions, then the aggregate amount of all accounts owing by such account debtor shall be excluded from Eligible Accounts.

As used in this Loan Agreement, the term "Eligible Inventory" shall mean the aggregate value of all inventory of raw materials and finished goods (excluding work-in-process and packaging materials, supplies and any advertising costs capitalized into inventory) then owned by, and in the possession or under the control of, Borrower and held for sale or disposition in the ordinary course of business, in which Lender has a perfected, first priority lien.  For purposes of this definition, Eligible Inventory shall be valued at the lower of cost (excluding the cost of labor) or market value, in each case on a first-in first-out basis.   Eligible Inventory shall not include (a) inventory which is damaged, defective, obsolete, or otherwise unsaleable in the ordinary course of Borrower's business, (b) inventory which has been returned or rejected, (c) inventory that has been shipped or delivered to a customer on consignment, on a sale or return basis or on the basis of any similar understanding, including in transit inventory held by a common carrier, (d) inventory with respect to which a claim exists disputing Borrower's title to or right to possession of such inventory, (e) inventory that is not in good condition or does not comply with applicable laws, rules, or regulations or the standards imposed by any governmental authority with respect to its manufacture, use or sale, (f) inventory which is not subject to a first priority lien in favor of Lender or is subject to a lien in favor of any other person, including, but not limited to, an unsubordinated landlord's or warehouseman's lien, and (g) inventory that Lender, in its reasonable discretion, has determined to be unmarketable.

2.                   Promissory Note.  The Loan shall be evidenced by a Revolving Line of Credit Promissory Note (herein called, together with any renewals, extensions and increases thereof, the "Note"), duly executed by Borrower, in the original principal amount of $3,000,000.00, and in form and substance acceptable to Lender.  Interest on the Note shall accrue at the rate set forth therein.  The principal of and interest on the Note shall be due and payable in accordance with the terms and conditions set forth in the Note and in this Loan Agreement.

3.                  Collateral.  As collateral and security for the Loan, and any and all other indebtedness or obligations from time to time owing by Borrower to Lender, Borrower shall grant, or cause the owner thereof to grant, to Lender, its successors and assigns, a lien and security interest (which shall be a first and prior lien and security interest therein), in and to all present and future Accounts and Inventory (each as defined in the Texas Business & Commerce Code) of Borrower, together with any and all products and proceeds thereof (collectively, the "Collateral").

4.                  [Reserved]

5.                   Lender Fee(s).

(a)                 Lender shall be entitled to a non-use fee payable quarterly in arrears, calculated at the rate of 0.25% per annum, computed on the basis of a 360 day year on the average daily unused amount of the Loan.  The amount accrued for any quarter shall be due and payable within 15 days of the issuance by Lender of an invoice therefor.

(b)                 In the event Lender issues a Letter of Credit, Borrower will pay to Lender a fee of 1.50% of the amount of the Letter of Credit and such other administrative fee as customarily charged by Lender upon the issuance of each Letter of Credit, and a renewal fee of 1.50% on the anniversary date thereof if such Letter of Credit remains outstanding.

6.                  Closing Documents.  Prior to or contemporaneously with the closing of the Loan, Borrower shall deliver, or cause to be delivered, to Lender, in addition to this Loan Agreement and the Note, the following agreements, documents, and instruments, each in the form required by Lender:

(a)                 Security Agreement covering the Collateral.

(b)                 UCC-1 Financing Statements covering the Collateral.

(c)                 Resolutions of Borrower authorizing Borrower to enter into the transactions contemplated under this Loan Agreement and the other Loan Documents.

(d)                 Such other agreements, instruments, documents, and certificates as may be requested by Lender to evidence the Loan and to grant and perfect a lien and security interest in the Collateral.

7.                  Representations and Warranties.  Borrower represents and warrants as follows:

(a)                 Existence.  Borrower is a corporation duly organized, validly existing, and is in good standing under the laws of the state of its formation and all other states where it is doing business.

(b)                Authorization.  The execution, delivery, and performance of this Loan Agreement and all of the other Loan Documents and the consummation of the transactions contemplated by the Loan Documents (i) have been duly authorized, (ii) constitute legal, valid, and binding obligations, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles, and (iii) do not (a) conflict with, result in a violation of, or constitute a default under (1) any provision of Borrower's governing documents, any other agreement or instrument binding on Borrower, or (2) any law, governmental regulation, court decree, or order applicable to Borrower, or (b) require the consent, approval, or authorization of any third party.

(c)                 Financial Condition.  Each financial statement supplied to Lender was prepared in accordance with generally accepted accounting principles, consistently applied, in effect on the date such statements were prepared and truly discloses and fairly presents the financial condition as of the date of each such statement, and there has been no material adverse change in such financial condition or results of operations subsequent to the date of the most recent financial statement supplied to Lender.

(d)                 Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting Borrower or the properties of Borrower, before any court or governmental department, commission or board, which, if determined adversely to Borrower, (i) would subject Borrower to any liability not fully covered by insurance, or (ii) would have a material adverse effect on the financial condition, properties, or operations of Borrower, or its ability to perform its obligations under this Loan Agreement.

(e)                 Tax Returns.  Borrower has filed all federal, state, and local tax reports and returns, if any, required by any law or regulation to be filed by it and has either duly paid all taxes, duties, and charges, if any, indicated due on the basis of such returns and reports, except those being contested in good faith by appropriate proceeding, or made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

(f)                 No Material Changes.  There is no fact known that has not been disclosed to Lender in writing which may result in any material adverse change in Borrower's business, properties or operations.  No certificate or statement herewith or heretofore delivered to Lender in connection herewith, or in connection with any transaction contemplated hereby, contains any untrue statement of a material fact or fails to state any material fact necessary to keep the statements contained therein from being misleading.  Borrower is not in default and no event or circumstance has occurred which, except for the passage of time or the giving of notice, or both, would constitute a default under any loan or credit agreement, mortgage, deed of trust, security agreement or other agreement or instrument.  Since the date of the last financial statements delivered to Lender, neither the business nor the assets or properties of Borrower have been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition, or taking of property or cancellation of contracts, permits or concessions by any domestic or foreign government or any agency thereof or by acts of God.

(g)                 Ownership of Assets.  Borrower owns all of the assets reflected on its most recent balance sheet free and clear of all liens, security interests or other encumbrances, except as previously disclosed in writing to Lender.

(h)                Governmental Authority.  Borrower, (i) is not in violation of any law, judgment, decree, order, ordinance, or governmental rule or regulation, or (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of any assets or properties or the conduct of business.

(i)                   Principal Office.  The principal office of Borrower, as well as the place at which Borrower keeps its books and records, is the address set forth above.

8.                 Representation in Request for Advance.  Each request for an advance hereunder shall constitute a representation and warranty by Borrower that, as of the date of such request, (i) all of the representations and warranties of Borrower contained in this Loan Agreement and the other Loan Documents are true and correct, and (ii) no event has occurred and is continuing, or would result from the requested advance, which constitutes an Event of Default under any of the Loan Documents.  All representations and warranties made by Borrower in this Loan Agreement shall survive delivery of the Loan Documents and the making of the Loan.

9.                 Conditions Precedent to the Loan.  Any obligation of Lender to make the Loan shall be subject to the complete and continuing satisfaction, on or before the date hereof, of the following conditions precedent:

(a)                 Loan Documents.  Borrower and any other person or entity required to do so shall have executed and delivered to Lender the Loan Documents to which they are a party and any and all other documents reasonably required or requested by Lender to give effect to the transactions contemplated by this Loan Agreement, all in form and substance satisfactory to Lender and its counsel.

(b)                 Additional Agreements.  Lender shall have received such other agreements, instruments, documents, and certificates incidental and appropriate to the transaction provided for herein as Lender or its counsel may reasonably request.

10.               Conditions Precedent to Future Advances.  Lender's obligation to make any advance under this Loan Agreement and other Loan Documents shall be, in addition to the conditions precedent set forth in paragraph 9 hereof, subject to the additional  conditions precedent that, as of the date of such advance and after giving effect thereto:

(a)                 Representations and Warranties.  The representations and warranties made in this Loan Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of the advance with the same effect as if made on such date (except for such representations and warranties which expressly relate to an earlier date).

(b)                No Events of Default.  There shall be no uncured Event of Default under this Loan Agreement or the Loan Documents.

(c)                 Request for Advance.  Lender has received a request for advance from Borrower, such request to be in the form of Exhibit "A" or a form acceptable to Lender.

(d)                Letter(s) of Credit.  In the event Borrower has requested the issuance of either a Standby or Commercial Letter of Credit, the Letter of Credit shall be subject to such terms and conditions as Lender may reasonably require, and Borrower shall have executed and delivered to Lender a letter of credit application and all other documents required by Lender in connection with the issuance of the Letter of Credit, each of which shall be in form and substance satisfactory to Lender in its sole discretion.

11.                Affirmative Covenants.  Until the Loan and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, Borrower agrees and covenants that it will, unless Lender shall otherwise consent in writing:

(a)                 Books and Records.  Borrower shall maintain its books and records in accordance with generally accepted accounting principles, applied on a consistent basis, and permit Lender to examine, audit, and make and take away copies or reproductions, at all reasonable times.

(b)                Payments of Obligations.  Borrower shall pay and discharge when due all of its indebtedness and obligations, including without limitation, all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits; provided, however, Borrower will not be required to pay and discharge any such assessment, tax charge, levy, lien or claim as long as (i) the legality of the same shall be contested in good faith by appropriate judicial, administrative or other legal proceedings, and (ii) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien or claim in accordance with generally accepted accounting principles, consistently applied.

(c)                 Compliance with Laws.  Borrower shall conduct its business in an orderly and efficient manner consistent with good business practices, and perform and comply with all statutes, rules, regulations and/or ordinances imposed by any governmental unit upon Borrower and its businesses and operations.

(d)                Insurance.  Borrower shall maintain insurance, including but not limited to, fire insurance, commercial property damage, public liability, worker's compensation, business interruption, and other insurance necessary or required by Lender.  Upon request of Lender, Borrower will furnish or cause to be furnished to Lender from time to time a summary of the respective insurance coverage of Borrower in form and substance satisfactory to Lender and if requested will furnish Lender with copies of the applicable policies.

(e)                 Right of Inspection; Field Audit.  Borrower shall permit such persons as Lender may designate to visit its properties and installations and examine, make, and take away copies of its books and records, as Lender may reasonably desire, including an annual field audit to be conducted at Borrower's expense (not to exceed $2,500.00) as Lender deems necessary.

(f)                  Cure of Defect.  Borrower shall promptly cure any defects in the execution and delivery of any of the other Loan Documents and all other instruments executed in connection with this transaction.

(g)                Additional Documentation.  Borrower shall execute and deliver, or cause to be executed and delivered, any and all other agreements, instruments, or documents which Lender may reasonably request in order to give effect to the transactions contemplated under this Loan Agreement and the other Loan Documents.

(h)                 Legal Existence.  Borrower shall do or cause to be done all things necessary to preserve and keep in full force and effect Borrower's corporate existence in good standing.

(i)                  Maintenance of Assets.  Borrower shall maintain all of its material assets, both real and personal, used in the conduct of its business, in good condition, repair, and working order, and supplied with all necessary equipment, and cause to be made all necessary repairs, renewals, replacements, and improvements thereof and thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

(j)                  Notice of Matters.  Borrower shall promptly inform Lender of (i) any and all material adverse changes in its financial condition, (ii) all claims which could materially affect its financial condition, (iii) after the commencement thereof, notify Lender of all actions, suits, and proceedings before any court or any governmental department, commission, or board, and (iv) the creation, occurrence, or assumption of any actual or contingent liabilities not permitted under this Loan Agreement.

(k)                 Primary Depository and Treasury Relationship.  Borrower shall establish and maintain its primary depository account(s) and treasury relationship with Lender.

(l)                  Indemnification.  Borrower agrees to indemnify and hold Lender harmless from and against any and all loss, cost, damage, claim, and expense incurred by Lender on account of: (i) the violation of any representation or warranty set forth in this Loan Agreement or in the other Loan Documents; (ii) Borrower's failure to perform any obligations of this Loan Agreement or of the other Loan Documents; (iii) any loss, damage, claim, charge, or expense, including reasonable attorneys' fees, resulting from injury or damage to persons or property which may arise in connection with the use or operation of the Collateral; (iv) the disbursement of the Loan proceeds, the condition of the Collateral; or (v) Borrower's failure to fully comply with all governmental requirements; provided, however, that the foregoing indemnification shall not apply to the extent such loss, cost, damage, claim, or expense is caused by Lender's gross negligence or willful misconduct.  The foregoing indemnifications shall survive the closing of the Loan, payment of the Loan, the exercise of any right or remedy under any of the Loan Documents, any subsequent sale or transfer of the Collateral, and all similar or related events or occurrences.  This indemnity shall not extend to or cover acts of fraud, willful misconduct or gross negligence by Lender.

12.              Financial Covenants.  Until the Loan and all obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, Borrower agrees and covenants that Sharps Compliance Corp., a Delaware corporation, (the "Holding Company") will maintain the following financial covenants to be evidenced by a Certificate of Compliance as provided in Section 14(c) below, unless Lender shall otherwise consent in writing:

(a)                 Minimum Tangible Net Worth.  Borrower shall cause the Holding Company to maintain, as of the end of each fiscal quarter, beginning March 31, 2014, its Tangible Net Worth at not less than $10,500,000.00.

(b)                Unencumbered Liquidity.  Borrower agrees that the Holding Company must maintain, as of the end of each quarter, beginning March 31, 2014, Unencumbered Liquid Assets (as defined below) of not less than $5,000,000.00.  Whenever an evaluation of the fair market value is called for under the terms of this Agreement, Lender shall be entitled to rely on the most current quotations in the latest available addition of The Wall Street Journal.   Within 45 days after the end of each quarter, Borrower shall furnish to Lender an account statement verifying the Holding Company's compliance with the foregoing covenant.

As used herein, the term "Tangible Net Worth" means total assets excluding all intangible assets, less total liabilities excluding any Subordinated Debt.  As used herein, the term "Subordinated Debt" means any indebtedness which has been subordinated by written agreement to all indebtedness now or hereafter owing to Lender, such agreement to be in form and substance acceptable to Lender.  The term "Unencumbered Liquid Assets" shall mean cash, certificates of deposit, U. S. treasury securities, U. S. governmental agency securities, corporate bonds rated AAA or better by a recognized rating company, unrestricted common and preferred stock of a company which has a majority of its issued and outstanding shares publicly traded and which is listed on the New York Stock Exchange, American Stock Exchange, or which are NASDAQ National Market Issues as listed in The Wall Street Journal, each share of which has a market value of $5.00 or more, and mutual funds and/or unit investment trusts that invest solely in any of the foregoing, all of which are free of any liens, security interests, credit obligations (including options and commodities contracts), and other encumbrances and shall not include any of same held in an IRA, margin account, or other restricted or retirement accounts.  Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to generally accepted accounting principles, consistently applied.

13.               Negative Covenants.  Until the Loan and all other obligations and liabilities of Borrower under this Loan Agreement and the other Loan Documents are fully paid and satisfied, Borrower will not, without the prior written consent of Lender:

(a)                 Nature of Business; Change of Management or Operation.   Borrower shall not make any material change in the nature of the business as carried on as of the date hereof, including, but not limited to, (i) any material change in the management or operation of its business, (ii) changes in its organizational documents, or (iii) change in its fiscal year or accounting practices.

(b)                 Liquidations; Mergers; Consolidations.   Borrower shall not liquidate, merge, or consolidate with or into any other entity.

(c)                 Sale of Assets.  Borrower shall not sell, transfer, or otherwise dispose of any of its assets or properties, including sale-leaseback transactions, other than in the ordinary course of business.

(d)                Liens.  Borrower shall not create, incur, or assume any lien or encumbrance on the Collateral.

(e)                 Transfer of Ownership.  Borrower shall not permit the sale or other transfer of any ownership interest in Borrower.

(f)                  Government Regulation.  Borrower shall not (i) be or become subject at any time to any law, regulation, or list of any government agency including, without limitation, the U.S. Office of Foreign Asset Control list that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (ii) fail to provide documentary and other evidence of Borrower's identity as may be requested by Lender at any time to enable Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

14.               Reporting Requirements.  Borrower will, unless Lender shall otherwise consent in writing, furnish to Lender:

(a)                 Events of Default.  As soon as possible and in any event within 5 days after the occurrence of each Event of Default for which Borrower obtains knowledge thereof, a statement of Borrower setting forth the details of such Event of Default and the action which Borrower proposes to take with respect thereto.

(b)                Monthly.  If there is an outstanding balance on the Borrowing Base Loan (other than an outstanding Letter of Credit), as soon as available and in any event within 30 days after end of each month, beginning December 31, 2013, a current financial statement of the Holding Company as of the end of such month, which financial statement shall contain a balance sheet and income statement, together with a (i) current aging analysis of Borrower's accounts receivable, (ii) a list of Borrower's inventory by location and type (to include the following:  raw materials, work in progress, and finished goods), and (iii) a Borrowing Base Certificate in the form attached as Exhibit "B".

(c)                 Quarterly.  If there is not an outstanding balance on the Borrowing Base Loan, as soon as available and in any event within 45 days after the end of each fiscal quarter of the Holding Company, beginning December 31, 2013, a current financial statement of Borrower as of the end of such period, which financial statement shall contain a balance sheet and income statement, together with (i) current aging analysis of Borrower's accounts receivable, (ii) a Borrowing Base Certificate, and (iii) a Certificate of Compliance in the form of Exhibit "C".

(d)                Annual.  As soon as available and in any event within 120 days after the end of each fiscal year, beginning June 30,, 2014, a  CPA audited current financial statement of Borrower as of the end of such period, which financial statement shall contain a balance sheet and income statement.

(e)                 Governmental Action.  Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or any governmental department, commission, or board affecting Borrower or any of its properties.

(f)                  Evidence of Payment of Obligations.  Upon demand of Lender, evidence of payment of all assessments, taxes, charges, levies, liens, and claims against Borrower's properties.

(g)                 Right to Additional Information. Borrower shall furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports with respect to its financial condition and business operations as Lender may reasonably request from time to time.

All references to a preceding period shall mean the period ending as of the end of the month, quarter, or fiscal year for which the applicable report is delivered.  All references to a period immediately following shall mean the period beginning on the first day of the month, quarter or fiscal year following the end of the period for which the applicable report is delivered.  All financial reports furnished to Lender pursuant to this Loan Agreement shall be prepared in such form and such detail as shall be satisfactory to Lender, shall be prepared on the same basis as those prepared in prior years, and shall be duly certified by the reporting party as being true and correct in all material aspects.

15.               Events of Default.  Each of the following shall constitute an "Event of Default" under this Loan Agreement:

(a)                 Any default in the payment when due of any part of the principal of, or interest on, the Notes or any other indebtedness or obligation from time to time owing by Borrower to Lender.

(b)                The failure to maintain the insurance coverage as required by the Loan Documents.

(c)                 Any default, breach or failure in the performance of any term, condition, warranty, agreement, or covenant of this Loan Agreement or any of the other Loan Documents.

(d)                Any representation or warranty set forth in this Loan Agreement or in any of the other Loan Documents is proven to have been false or untrue in any material respect when made.

(e)                 Any event which results in or permits the acceleration of the maturity of any indebtedness of Borrower to others under any agreement or undertaking.

(f)                  Borrower suspends the transaction of its business for any period of time.

(g)                If Borrower (as defined below): ( i) becomes insolvent, or makes a transfer in fraud of creditors, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due; (ii) generally is not paying its debts as such debts become due; (iii) has a receiver, trustee, or custodian appointed for, or take possession of, all or substantially all of the assets of such party, either in a proceeding brought by such party or in a proceeding brought against such party and such appointment is not discharged or such possession is not terminated within 60 days after the effective date thereof or such party consents to or acquiesces in such appointment or possession; (iv) files a petition for relief under the United States Bankruptcy Code or any other present or future federal or state insolvency, bankruptcy, or similar laws all of the foregoing (hereinafter collectively called "Applicable Bankruptcy Law") or an involuntary petition for relief is filed against such party under any Applicable Bankruptcy Law and such involuntary petition is not dismissed within 60 days after the filing thereof, or an order for relief naming such party is entered under any Applicable Bankruptcy Law, or any composition, rearrangement, extension, reorganization, or other relief of debtors now or hereafter existing is requested or consented to by such party; (v) fails to have discharged within a period of 30 days any attachment, sequestration, or similar writ levied upon any property of such party; or (vi) fails to pay within 30 days any final money judgment against such party.

(h)                 Any material adverse change in the financial condition or results of operation of Borrower since the effective date of any financial statement previously furnished to Lender by Borrower has occurred and is continuing.

Notwithstanding anything in the Loan Documents to the contrary, upon the occurrence of an Event of Default as defined by subparagraphs (a) or (b) above, Lender shall give Borrower notice of same and if such Event of Default is not cured within 10 days after the date such notice is given by Lender, Lender may take any of the actions provided in paragraph 16 below.  Notwithstanding anything in the Loan Documents to the contrary, upon the occurrence of an Event of Default other than as specified in subparagraphs (a) or (b) above, Lender shall give Borrower notice of same, and if such Event of Default is not cured within 30  days after the date such notice is given by Lender, Lender may take any of the actions provided in paragraph 16 below; provided, however, if such Event of Default is not cured within such 30 day period but Borrower is taking all reasonable actions in regard to curing same, Borrower shall be allowed a reasonable time to perform or take such actions required to cure the Event of Default, and Lender shall be advised of the status of all actions being taken by Borrower.  NOTWITHSTANDING ANYTHING IN THIS LOAN AGREEMENT TO THE CONTRARY, CONCURRENTLY AND AUTOMATICALLY WITH THE OCCURRENCE OF AN EVENT OF DEFAULT, FURTHER ADVANCES ON THE LOAN SHALL CEASE UNTIL SUCH EVENT OF DEFAULT IS CURED.

16.               Remedies.  Upon the occurrence of any one or more of the foregoing Events of Default, and the expiration of any applicable right to cure period, the entire unpaid balance of principal of the Note, together with all accrued but unpaid interest thereon, and all other indebtedness then owing by Borrower to Lender, shall, at the option of Lender, become immediately due and payable without further presentation, demand for payment, notice of intent to accelerate, notice of acceleration or dishonor, protest or notice of protest of any kind, all of which are expressly waived by Borrower.  All rights and remedies of Lender set forth in this Loan Agreement and in any of the other Loan Documents may also be exercised by Lender at its option to be exercised in its sole discretion, upon the occurrence of an Event of Default, and the expiration of any applicable right to cure period.

17.               Rights Cumulative.  All rights of Lender under the terms of this Loan Agreement shall be cumulative of, and in addition to, the rights of Lender under any and all other agreements between Borrower and Lender including, (but not limited to, the other Loan Documents), and not in substitution or diminution of any rights now or hereafter held by Lender under the terms of any other agreement.

18.               Waiver and Agreement.  Neither the failure nor any delay on the part of Lender to exercise any right, power or privilege herein or under any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  No waiver of any provision in this Loan Agreement or in any of the other Loan Documents and no departure by Borrower therefrom shall be effective unless the same shall be in writing and signed by Lender, and then shall be effective only in the specific instance and for the purpose for which given and to the extent specified in such writing.  No modification or amendment to this Loan Agreement or to any of the other Loan Documents shall be valid or effective unless the same is signed by the party against whom it is sought to be enforced.

19.               Maximum Interest Rate.  Regardless of any provision contained in this Loan Agreement, any of the other Loan Documents, or any other document or instrument executed pursuant hereto or thereto, Lender shall never be entitled to receive, collect, charge or apply, as interest on the Loan contemplated hereunder, any amount in excess of the highest lawful rate, and, in the event Lender ever receives, collects, charges or applies as interest, any such excess, such amount which would be excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and, if the principal debt of the Loan is paid in full, any remaining excess shall forthwith be paid to Borrower.  In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Borrower and Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Loan so that the interest rate is uniform throughout the entire term of the Loan; provided, that if the Loan is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the highest lawful rate, Lender shall refund to Borrower or credit against the principal debt of the Loan the amount of such excess and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of the highest lawful rate.

20.               Chapter 346.  Borrower and Lender hereby agree that Chapter 346 of the Texas Finance Code (regulating certain revolving credit loans and revolving tri-party accounts) shall not apply to the Loan Documents.

21.               Notices.  Except as otherwise provided herein, all notices, demands, requests, and other communications required or permitted hereunder shall be given in writing and sent by (i) personal delivery, or (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, or (iv) facsimile provided that such facsimile is confirmed by expedited delivery service or by United States mail in the manner previously described), addressed to the addressee at such party's address contained in the Loan Documents, or to such other address as either party shall have designated by written notice, sent in accordance with this paragraph at least 30 days prior to the date of the giving of such notice.  Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery, or in the case of mail, as of 3 days after deposit in an official depository of the United States mail, or in the case of delivery service or facsimile, upon receipt.  To the extent actual receipt is required, rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was received shall be deemed to be receipt of the notice, demand, request or other communication sent.

22.               Applicable Law.  This Loan Agreement and the other Loan Documents have been executed and delivered in the State of Texas, and the rights and obligations of the parties to this Loan Agreement and the Loan Documents shall be governed by and construed in accordance with the substantive laws of the State of Texas.

23.               Choice of Forum; Consent to Service of Process and Jurisdiction.  Any suit, action, or proceeding against Borrower with respect to this Loan Agreement, the Loan, or any of the Loan Documents may be brought in the courts of Harris County, Texas, or in the United States courts located in the State of Texas, as Lender, in its sole discretion, may elect, and Borrower submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action, or proceeding.  Borrower  irrevocably waives any objections which it may now or hereafter have to the laying of venue of an suit, action, or proceeding arising out of or relating to this Loan Agreement or the Loan brought in the courts located in the Harris County, Texas, and  further irrevocably waives any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum.

24.               Invalid Provisions.  If any provision of this Loan Agreement or any of the other Loan Documents is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable and the remaining provisions of this Loan Agreement or any of the other Loan Documents shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance.  Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added as part of such Loan Documents a provision mutually agreeable to Borrower and Lender as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.  In the event Borrower and Lender are unable to agree upon a provision to be added to the Loan Documents within a period of 10 business days after a provision of the Loan Documents is held to be illegal, invalid or unenforceable, then a provision acceptable to Lender as similar in terms to the illegal, invalid and unenforceable provision as is reasonably possible and be legal, valid and enforceable shall be added automatically to such Loan Documents.  In either case, the effective date of the added provision shall be the date upon which the prior provision was held to be illegal, invalid or unenforceable.

25.              Expenses.  Borrower shall pay all costs and expenses (including, without limitation, the reasonable attorneys' fees of Lender's legal counsel) in connection with (i) the preparation of this Loan Agreement and the other Loan Documents, and any and all extensions, renewals, amendments, supplements, extensions or modifications thereof, (ii) any action required in the course of administration of the Loan, and (iii) any action in the enforcement of Lender's rights upon the occurrence of Event of Default.

26.               Binding Effect.  This Loan Agreement shall be binding upon and inure to the benefit of Borrower and Lender, and their respective heirs, successors, assigns, and legal representatives; provided however, that Borrower may not, without the prior written consent of Lender, assign any rights, powers, duties, or obligations thereunder.

27.               Offset.  Upon an Event of Default which remains uncured after notice and the opportunity to cure,  as provided above, Borrower grants to Lender the right of offset, to secure repayment of the Note, upon any and all moneys, securities, or other property of Borrower and the proceeds therefrom, now or hereafter held or received by or in transit to Lender or any of its agents, from or for the account of Borrower whether for safe keeping, custody, pledge, transmission, collection, or otherwise, and also upon any and all deposits (general or special) and credits of Borrower, and any and all claims of Borrower against Lender (or any of them) at any time existing.

28.               Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Loan Agreement.

29.               Survival.  All representations and warranties made by Borrower in this Loan Agreement shall survive delivery of the Note and the making of the Loan.

30.               No Third Party Beneficiary.  The parties do not intend the benefits of this Loan Agreement to inure to any third party, nor shall this Loan Agreement be construed to make or render Lender liable to any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, or for debts or claims accruing to any such persons against Borrower.  Notwithstanding anything contained herein or in the Note, or in any other Loan Documents, or any conduct or course of conduct by any or all of the parties hereto, before or after signing this Loan Agreement or any of the other Loan Documents, neither this Loan Agreement nor any other Loan Documents shall be construed as creating any right, claim or cause of action against Lender, or any of its officers, directors, agents or employees, in favor of any materialman, supplier, contractor, subcontractor, purchaser or lessee of any property owned by Borrower, nor to any other person or entity other than Borrower.

31.               Counterparts.  This Loan Agreement may be separately executed in any number of counterparts, each of which shall be an original, but all of which, taken together, shall be deemed to constitute one and the same agreement.

32.               Waiver of Special Damages.  BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

33.               Imaged Documents.  Borrower and all sureties, endorsers, guarantors, and any other party now or hereafter liable for the payment of the Loan, in whole or in part, (i) understand and agree that Lender's document retention policy may involve the imaging of executed Loan Documents, which includes but is not limited to any note, guaranty, deed of trust, security agreement, assignment, financing statement and any other document which evidences any indebtedness owed by Borrower to Lender and/or secures such indebtedness, and the destruction of the paper original, including the original note, and (ii) waive any rights and/or defenses that it may have to the use of such imaged copies of Loan Documents in the enforcement of any of Lender's rights in a court of law or otherwise and/or  as to any claim that such imaged copies of the Loan Documents are not originals.

34.               USA Patriot Act Notification.  The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Borrower:  When Borrower opens an account,  if Borrower is an individual, Lender will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower.  Lender may also ask, if Borrower is an individual, to see Borrower's driver=s license or other identifying documents, and, if Borrower is not an individual,  to see Borrower's legal organizational documents or other identifying documents.

35.               Entire Agreement.  THIS LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

If the foregoing correctly sets forth our mutual agreement, please so acknowledge by signing and returning the additional copy of this Loan Agreement enclosed herewith.

Address:	[REDACTED]
[REDACTED]

By:
Name:
Title:

ACCEPTED this 28th day of January, 2014

BORROWER:

SHARPS COMPLIANCE, INC. OF TEXAS

By:
Diana Precht Diaz, VP/CFO